CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 2 to each of the Registration Statements on Form N-4 (Nos. 333-283464, 333-283465, 333-283466, 333-283467, 333-283468 and 333-283470) (collectively, the “Registration Statements”) of our report dated April 17, 2026 relating to the statutory basis financial statements of The United States Life Insurance Company in the City of New York and consent to the incorporation by reference in the Registration Statements of our report dated April 20, 2026 relating to the financial statements of each of the subaccounts of USL Separate Account RS indicated in our report. We also consent to the references to us under the heading “Financial Statements” in such Registration Statements.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 30, 2026